EXHIBIT 34.2

[Letterhead of KPMG LLP]

KPMG LLP

303 East Wacker Drive

Chicago, IL 60601-5212

Report of Independent Registered Public Accounting Firm

Board of Directors

Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Appendix I, that the Agency and Trust division of Citibank, N.A. (or “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Franklin Auto Trust Platform, comprised of publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) automobile loan or lease-backed securities, issued on or after January 1, 2006, (the “Platform”) as of September 30, 2008, and for the period October 1, 2007 through September 30, 2008, excluding servicing criteria 1122(d)(1)(i) through 1122(d)(2)(i), 1122(d)(2)(iii) through 1122(d)(3)(i) and 1122(d)(4)(i) through 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of September 30, 2008 and for the period October 1, 2007 through September 30, 2008 is fairly stated, in all material respects.

/s/ KPMG LLP
Chicago, Illinois
November 26, 2008